Exhibit 4(a)

FORM OF AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of [●], 2025, by and between MFS Multimarket Income Trust, a Massachusetts business trust with its principal place of business at 111 Huntington Avenue, Boston, Massachusetts 02199 (the “Acquiring Fund”), and [MFS Intermediate High Income Fund /MFS Charter Income Trust/MFS Government Markets Income Trust/MFS Intermediate Income Trust], a Massachusetts business trust with its principal place of business at 111 Huntington Avenue, Boston, MA 02199 (the “Acquired Fund” and, together with the Acquiring Fund, the “Funds”).

abrdn Inc., a Delaware corporation registered under the Investment Advisers Act of 1940 and the proposed investment adviser to the Acquiring Fund following the reorganization, (“Aberdeen”) joins this Agreement solely for purposes of Section 4.4, 8.2 and 11, and Massachusetts Financial Services Company, a [●] registered under the Investment Advisers Act of 1940 and the current investment adviser to the Acquired Funds and Acquiring Fund (“MFS”) joins this Agreement solely for purposes of Sections 4.3, 8.2 and 11.

WHEREAS, the reorganization will consist of (i) the transfer of all of the Assets (as defined in Section 1.2) of the Acquired Fund to the Acquiring Fund in exchange for (A) Stock Consideration (as defined in Section 2.3), which shall be comprised of newly issued common shares of beneficial interest of the Acquiring Fund, no par value, (the “Acquiring Fund Shares”) calculated in accordance with Section 2 hereto, and (B) the assumption of all Assumed Liabilities (as defined in Section 1.3) of the Acquired Fund by the Acquiring Fund, and (ii) the distribution of the Acquiring Fund Shares to the Acquired Fund Shareholders (as defined below) plus any cash delivered in lieu of fractional Acquiring Fund Shares as part of the complete liquidation of the Acquired Fund, all upon the terms and conditions hereinafter set forth in this Agreement (the “Reorganization”); and

WHEREAS, the Acquiring Fund and the Acquired Fund are each closed-end management investment companies registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), and the Acquired Fund owns securities or other instruments which are assets of the character in which the Acquiring Fund is permitted to invest; and

WHEREAS, the Acquiring Fund is authorized to issue its shares of beneficial interest; and

WHEREAS, the Board of Trustees of the Acquiring Fund (the “Acquiring Fund Board”) and the Board of Trustees of the Acquired Fund (the “Acquired Fund Board”) have authorized and approved the Reorganization; and

WHEREAS, each of Aberdeen and MFS have entered into a purchase agreement (the “Purchase Agreement”) pursuant to which Aberdeen, or its affiliate, agreed to acquire, and MFS agreed to sell, certain assets relating to MFS’s business; and

WHEREAS, it is intended that, for federal income tax purposes, (i) the transactions contemplated by this Agreement shall qualify as a “reorganization” within the meaning of

Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) that the Agreement shall constitute a “plan of reorganization” and liquidation for purposes of the Code.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.	THE REORGANIZATION AND FUND TRANSACTIONS

1.1. The Reorganization.

(a) Subject to the terms and conditions herein set forth and on the basis of the representations and warranties contained herein, and in accordance with the laws of the Commonwealth of Massachusetts, at the Effective Time (as defined in Section 2.5), the Acquired Fund shall assign, deliver and otherwise transfer the Assets (as defined in Section 1.2) to the Acquiring Fund, and the Acquiring Fund shall assume the Assumed Liabilities (as defined in paragraph 1.3) of the Acquired Fund in exchange for the Stock Consideration. At the Effective Time, the Acquiring Fund shall issue Acquiring Fund Shares to the Acquired Fund, which shall transfer such shares to the Acquired Fund Shareholders as hereinafter provided. The number of Acquiring Fund Shares shall be determined as set forth in Section 2.3. [No fractional Acquiring Fund Shares (unless such shares are to be held in a Dividend Reinvestment and Cash Purchase Plan Account)] shall be issued and Acquired Fund Shareholders otherwise entitled to receive fractional Acquiring Fund Shares shall be paid cash in lieu thereof, as provided in Section 2.4.]

(b) The Acquired Fund will pay or cause to be paid to the Acquiring Fund interest, cash or such dividends, rights and other payments received for the account of the Acquired Fund on or after the Effective Time with respect to the Assets of the Acquired Fund. Any such distribution shall be deemed included in the Assets transferred to the Acquiring Fund at the Effective Time and shall not be separately valued unless the securities in respect of which such payment is made shall have gone “ex” such distribution prior to the Effective Time, in which case any such distribution which remains unpaid at the Effective Time shall be included in the determination of the value of the Assets of the Acquired Fund acquired by the Acquiring Fund.

(c) The Acquired Fund will, within a reasonable period of time before the Closing Date (as defined in Section 3.1 below), furnish the Acquiring Fund with a list of the Acquired Fund’s portfolio securities and other investments. [The Acquiring Fund will, within a reasonable period of time before the Closing Date, identify the investments, if any, on the Acquired Fund’s portfolio that (by itself or in the aggregate with the investments in the Acquiring Fund’s portfolios) do not conform to the Acquiring Fund’s investment objectives, policies and/or restrictions and will notify the Acquired Fund accordingly] The Acquired Fund will, if reasonably requested by the Acquiring Fund, dispose of such investments as may be difficult or impracticable to transfer.] Notwithstanding the foregoing, nothing herein will require the Acquired Fund to dispose of any portion of its assets if, in the reasonable judgment of the Acquired Fund’s Board of Trustees or investment adviser, such disposition would create more than an insignificant risk that the

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Reorganization would not be treated as a “reorganization” described in Section 368(a)(1) of the Code or would otherwise not be in the best interests of the Acquired Fund.

1.2. Assets of the Acquired Fund. The assets of the Acquired Fund to be acquired by the Acquiring Fund shall consist of all assets and property that can legally be transferred, whether accrued or contingent, known or unknown, including, without limitation, all cash, cash equivalents, securities, receivables (including securities, interests and dividends receivable), commodities and futures interests, rights to register shares under applicable securities laws, any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund at the Valuation Time (as defined in Section 3.2), books and records of the Acquired Fund (or copies thereof consistent with Rule 31a-3 under the 1940 Act), and any other property owned by the Acquired Fund at the Valuation Time (collectively, the “Assets”). For the avoidance of doubt, the Assets shall not include any assets or property that cannot be transferred to the Acquiring Fund pursuant to applicable law or regulation.

1.3. Liabilities of the Acquired Fund. The Acquired Fund will use commercially reasonable efforts to discharge, or make provisions for, all of its known liabilities and obligations prior to the Effective Time consistent with its obligation to continue its operations and to pursue its investment objective and strategies in accordance with the terms as presented in the Proxy Statement/Prospectus (as defined in Section 5.6) in connection with the Reorganization. To the extent the Acquired Fund is unable to discharge or make provisions for any such liability or obligation prior to the Effective Time, the Acquiring Fund will assume all liabilities of the Acquired Fund whether accrued or contingent, known or unknown (collectively, the “Assumed Liabilities”). At and after the Effective Time, such Assumed Liabilities shall become and be the liabilities of the Acquiring Fund and may be enforced against the Acquiring Fund to the extent as if the same had been incurred by the Acquiring Fund.

1.4. Distribution of Acquiring Fund Shares to Acquired Fund Shareholders. As soon as is reasonably practicable after receipt from the Acquiring Fund of the Stock Consideration pursuant to Section 1.1, the Acquired Fund will distribute (in accordance with the terms hereof), in complete liquidation of the Acquired Fund, to the record holders of the shares of the Acquired Fund determined as of the Valuation Time (the “Acquired Fund Shareholders”) in such amounts as determined pursuant to the terms hereof and in accordance with such shareholders’ entitlements thereto all the Acquiring Fund Shares and any cash delivered in lieu of fractional Acquiring Fund Shares. The distribution of Acquiring Fund Shares will be accomplished by the transfer of the Acquiring Fund Shares then credited to the account of the Acquired Fund on the books of the Acquiring Fund to open accounts on the share records of the Acquiring Fund in the names of the Acquired Fund Shareholders entitled to receive Acquiring Fund Shares. The distribution shall be made to the Acquired Fund Shareholders entitled thereto. Thereafter, all issued and outstanding shares of the Acquired Fund (the “Acquired Fund Shares”) will be canceled on the books of the Acquired Fund. The Acquiring Fund shall not issue share certificates representing the Acquiring Fund Shares in connection with such transfer,

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except for any global certificate or certificates required by a securities depository in connection with the establishment of book-entry ownership of the Acquiring Fund Shares.

1.5. Recorded Ownership of Acquiring Fund Shares. Ownership by Acquired Fund Shareholders of Acquiring Fund Shares will be shown on the books of the Acquiring Fund’s Transfer Agent at the Closing (as defined below), or as soon thereafter as is reasonably practicable.

1.6. Filing Responsibilities of Acquired Fund. Except as otherwise expressly provided herein or agreed to in writing by the parties prior to the Closing Date (as defined in Section 3.1), any reporting responsibility of the Acquired Fund, including, but not limited to, the responsibility for filing regulatory reports, tax returns, or other documents with the U.S. Securities and Exchange Commission (the “Commission”), the exchange on which the Acquired Fund’s shares are listed, any state securities commission, any state corporate registry, and any federal, state or local tax authorities or any other relevant regulatory authority, is and shall remain the responsibility of the Acquired Fund up to and including the Closing Date, and if applicable, such later date on which the Acquired Fund is dissolved under the laws of the Commonwealth of Massachusetts. Thereafter, any such reporting responsibility of the Acquired Fund shall be the responsibility of the Acquiring Fund.

1.7. Transfer Taxes. Any transfer taxes payable upon issuance of the Acquiring Fund Shares in a name other than the registered holder of the Acquired Fund Shares on the books of the Acquired Fund as of that time shall, as a condition of such issuance and transfer, be paid by the person to whom such Acquiring Fund Shares are to be issued and transferred and any request for such transfer shall be accompanied by proper documentation.

1.8. Termination. Promptly after the distribution of Acquiring Fund Shares pursuant to Section 1.4, the Acquired Fund shall take, in accordance with Massachusetts law, the 1940 Act and the Acquired Fund’s Declaration of Trust, all steps as may be necessary or appropriate to effect a complete deregistration, liquidation, dissolution and termination of the Acquired Fund as soon as reasonably practicable.

2.	VALUATION

2.1. Net Asset Value per Acquired Fund Share. For purposes of the Closing, the net asset value per Acquired Fund Share shall be the net asset value computed as of the Valuation Time in accordance with Section 3.2 , after the declaration and payment of any dividends and/or other distributions on that date, using the valuation procedures of the Acquired Fund adopted by the Acquired Fund Board. No adjustment shall be made in the net asset value of either the Acquiring Fund or an Acquired Fund to take into account differences in realized and unrealized gains and losses as of the Valuation Time.

2.2. Net Asset Value per Acquiring Fund Share. For purposes of the Closing, the net asset value per Acquiring Fund Share shall be the net asset value computed as of the Valuation Time (in accordance with Section 3.2) , after the declaration and payment of

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any dividends and/or other distributions on that date, using the valuation procedures of the Acquiring Fund adopted by the Acquiring Fund Board.

2.3. Calculation of Number of Acquiring Fund Shares. As of the Effective Time, each Acquired Fund Share outstanding immediately prior to the Effective Time shall be exchanged for Acquiring Fund Shares in an amount equal to the ratio of the net asset value per share of the Acquired Fund determined in accordance with Section 2.1 to the net asset value per share of the Acquiring Fund determined in accordance with Section 2.2 (“Stock Consideration”).

2.4. Fractional Shares. [No fractional Acquiring Fund Shares will be distributed [(unless such shares are to be held in a Dividend Reinvestment and Cash Purchase Plan Account)]. In the event Acquired Fund Shareholders would be entitled to receive fractional Acquiring Fund Shares, the Acquiring Fund’s transfer agent (the “Transfer Agent”) will aggregate such fractional shares and sell the resulting whole shares on the exchange on which such shares are listed, and each such Acquired Fund Shareholder will be entitled to a pro rata share of the proceeds from such sale in connection with the distribution described in Section 1.4. With respect to the aggregation and sale of fractional Acquiring Fund Shares, the Transfer Agent will transfer the cash proceeds from the sale of such Acquiring Fund Shares, net of brokerage commissions, if any, directly to the Acquired Fund for further distribution to Acquired Fund Shareholders entitled to receive the fractional shares (without interest and subject to withholding taxes)].

2.5. Effective Time. The Reorganization shall be effective immediately prior to the opening of regular trading on the New York Stock Exchange (“NYSE”) on the Closing Date (as defined in Section 3.1) or any such other date and time as may be mutually agreed upon in writing by the parties hereto (the “Effective Time”).

3.	CLOSING

3.1. Closing. Unless this Agreement is earlier terminated pursuant to Section 9.2, the Reorganization, together with related acts necessary to consummate the same (the “Closing”), shall occur at the principal office of the Acquiring Fund or via the electronic exchange of documents on the Closing Date (as defined below) applicable to the Acquired Fund, or such other date or place as an officer of the Acquiring Fund and an officer of the Acquired Fund may agree in writing and after satisfaction or waiver (to the extent permitted by applicable law) of the conditions precedent to the Closing set forth in Section 6 of this Agreement (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), immediately prior to the opening of regular trading on the NYSE (the “Closing Date”). All acts taking place at the Closing shall be deemed to take place simultaneously as of the Effective Time.

3.2. Valuation Time. The Valuation Time shall be as of 4:00 p.m. Eastern time on the business day immediately preceding the Closing Date or such earlier or later day as may be mutually agreed upon in writing by the Acquiring Fund and the Acquired Fund (the “Valuation Time”).

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3.3. Transfer and Delivery of Assets. The Acquired Fund shall direct State Street Bank and Trust Company, NA (“State Street”), as custodian for the Acquired Fund, to deliver to the Acquiring Fund at the Closing a certificate or representation of an authorized officer of State Street stating that the Assets were delivered in proper form to the Acquiring Fund at the Effective Time. The Acquired Fund’s portfolio securities represented by a certificate or other written instrument, if any, shall be presented by State Street, on behalf of the Acquired Fund, to State Street, as custodian for the Acquiring Fund. Such presentation shall be made for examination as soon as reasonably practicable following the Effective Time and shall be transferred and delivered by the Acquired Fund as soon as reasonably practicable following the Effective Time for the account of the Acquiring Fund duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof. State Street, on behalf of the Acquired Fund, shall deliver to State Street, as custodian of the Acquiring Fund, as of the Effective Time, by book entry, in accordance with the customary practices of State Street and of each “securities depository,” as defined in Rule 17f-4 under the 1940 Act, in which the Assets are deposited, the Assets deposited with such depositories. The cash to be transferred by the Acquired Fund shall be delivered by wire transfer of federal funds or by such other manner as State Street, as custodian of the Acquired Fund, deems appropriate.

3.4. Share Records. The Acquired Fund shall direct Computershare Inc., in its capacity as Transfer Agent for the Acquired Fund, to deliver to the Acquiring Fund at the Closing a certificate or other documentation of an authorized officer of the Transfer Agent stating that its records contain the names and addresses of the Acquired Fund Shareholders and the number and percentage ownership of outstanding Acquired Fund Shares owned by each such Acquired Fund Shareholder immediately prior to the Closing. The Acquiring Fund shall issue and deliver to the Secretary of the Acquired Fund a confirmation evidencing that the Transfer Agent has been instructed to credit an appropriate number of Acquiring Fund Shares (as calculated in accordance with the terms hereof) to the Acquired Fund as of the Effective Time, or provide other evidence reasonably satisfactory to the Acquired Fund as of the Effective Time that such Acquiring Fund Shares will be credited to the Acquired Fund’s accounts on the books of the Acquiring Fund.

3.5. Postponement of Valuation Time. In the event that at the Valuation Time, (a) the NYSE or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (the “Market”) shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Market or elsewhere shall be disrupted so that, in the mutual judgment of the Boards of Trustees or officers of the Acquired Fund and the Acquiring Fund, accurate appraisal of the value of the net assets of the Acquired Fund or the Acquiring Fund, respectively, is impracticable, the Valuation Time and Closing Date shall be postponed until the first Business Day, or other mutually agreed Business Day, after the day when trading shall have been fully resumed and reporting shall have been restored.

3.6. Failure To Deliver Assets. If the Acquired Fund is unable to make delivery pursuant to Section 3.2 to the custodian for the Acquiring Fund of any of the Assets of the Acquired Fund for the reason that any of such Assets have not yet been delivered to it by the Acquired Fund’s broker, dealer or other counterparty, then, in lieu of such delivery, the

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Acquired Fund shall deliver, with respect to said Assets, executed copies of an agreement of assignment and due bills executed on behalf of said broker, dealer or other counterparty, together with such other documents as may be required by the Acquiring Fund or its custodian, including brokers’ confirmation slips, and shall use its reasonable best efforts to deliver any such Assets to the custodian as soon as reasonably practicable. In addition, with respect to any Asset that requires additional documentation by an Asset’s issuer or other third party in order to effect a transfer of such Asset, the Acquired Fund will identify each such asset to the Acquiring Fund on a mutually agreed upon date prior to the Closing Date and will engage with the Acquiring Fund to complete such documentation as necessary to transfer such Assets to the Acquiring Fund’s custodian as soon as reasonably practicable.

4.	REPRESENTATIONS AND WARRANTIES

4.1. Representations and Warranties of the Acquired Fund. Except as has been fully disclosed to the Acquiring Fund as of the date hereof in a written instrument executed by an officer of the Acquired Fund (such written instrument, the “Acquired Fund Disclosures”), the Acquired Fund represents and warrants to the Acquiring Fund as follows:

(a) The Acquired Fund is an unincorporated voluntary association (commonly known as a “Massachusetts business trust”) validly existing, and in good standing under the laws of the Commonwealth of Massachusetts with power under its Agreement and Declaration of Trust and By-laws, each as amended from time-to-time, to own all of its properties and assets and to carry on its business as it is presently conducted. The Acquired Fund is qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Fund.

(b) The Acquired Fund is registered with the Commission as a closed-end management investment company under the 1940 Act, and such registration has not been revoked or rescinded and is in full force and effect. The Acquired Fund Shares have been registered under and sold in compliance with the Securities Act of 1933, as amended (the “1933 Act”).

(c) Subject in each case to obtaining the Acquired Fund Shareholder Approval (as defined below):

(i) the Acquired Fund has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement; and

(ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Acquired Fund have been duly authorized by all necessary action on the part of the Acquired Fund.

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(d) Assuming the due authorization, execution and delivery of this Agreement by the Acquiring Fund, this Agreement constitutes the valid and binding obligation of the Acquired Fund, enforceable against the Acquired Fund in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as to enforceability, laws governing specific performance, injunctive relief and other equitable remedies.

(e) At the Effective Time, except as otherwise disclosed in writing to the Acquiring Fund, (i) the Acquired Fund will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer and deliver such Assets hereunder free of any liens or other encumbrances except for any (A) encumbrances arising under this Agreement, if any, or (B) encumbrances relating to the transferability of securities arising under applicable securities laws, if any; (ii) immediately upon delivery and payment for the Assets, the Acquiring Fund will acquire all rights of the Acquired Fund thereto, subject to no restrictions on the full transfer thereof other than such restrictions as might arise under the 1933 Act or as otherwise disclosed to the Acquiring Fund; and (iii) no person or entity (other than the Acquired Fund) has any rights, title to or interests in the Assets.

(f) No consent, approval, authorization, or order of any court or governmental or similar authority is required for the consummation by the Acquired Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the 1940 Act, and such as may be required under state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(g) The shareholder reports of the Acquired Fund and each prospectus and statement of additional information of the Acquired Fund used during the three year period prior to the date of this Agreement conform or conformed at the time of their use in all material respects to the applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not and did not at the time of their use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(h) Assuming all requisite organizational and regulatory approvals contemplated in Section 5.5 and Section 5.10, to the extent applicable, are obtained and remain in full force and effect, the Acquired Fund is not engaged currently, and the execution, delivery and performance of this Agreement will not result, in: (i) a violation of securities laws (including the 1933 Act, the 1940 Act and applicable state blue sky laws) or any federal, state, local, municipal, provincial, territorial, national, foreign or other statute, law (including common law), act, code, order, award, injunction, decree, judgment, verdict, rule, constitution, directive, resolution, or regulation enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental body (“Law”) applicable to the Acquired Fund, (ii) a conflict with or violation of its Declaration of Trust and By-laws, each as amended from time to time, (iii) conflict with any agreement, indenture, instrument, contract, lease or other

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undertaking to which the Acquired Fund is a party or by which it is bound, (iv) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquired Fund is a party or by which it is bound or (v) the requirement to obtain any governmental authorization or make any filing with or provide any notice to any court, governmental body, arbitral body (public or private) or any entity or body exercising similar authority (a “Governmental Authority”) or provide any notice to, or obtain any approval, consent or waiver of, any other person, except, solely with respect to clauses (i), (iii) (iv) and (v) where such breach or default or failure to notify or obtain approval, consent or waiver would not reasonably be expected to have a material adverse impact on the Acquired Fund or would not adversely impact its ability to consummate or materially delay the transactions contemplated by this Agreement.

(i) All material contracts or other commitments of the Acquired Fund (other than this Agreement) will terminate without liability or obligation to the Acquired Fund on or prior to the Effective Time.

(j) Except as otherwise disclosed to and accepted by the Acquiring Fund in writing, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Acquired Fund’s knowledge, threatened against the Acquired Fund or any of the Acquired Fund’s properties or assets that, if adversely determined, is reasonably likely to materially and adversely affect the Acquired Fund’s financial condition or the conduct of its business. The Acquired Fund knows of no facts which are reasonably likely to form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquired Fund’s business or its ability to consummate the transactions herein contemplated.

(k) The financial statements and financial highlights of the Acquired Fund at, as of and for its most recently completed fiscal year ended [●], 20[ ], have been audited by [●], independent registered public accounting firm to the Acquired Fund, and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) consistently applied, except as otherwise disclosed therein, and such statements (copies of which have been furnished to the Acquiring Fund) present fairly, in all material respects, the financial position, results of operations, and changes in net assets of the Acquired Fund as of such date and for the period then ended, and there are no known contingent liabilities of the Acquired Fund required to be reflected on the statement of assets and liabilities (including the notes thereto) in accordance with GAAP as of such date not disclosed therein. The Acquired Fund maintains standard accounting policies established and administered in accordance with GAAP. The Acquired Fund has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) that its business is operated, in all material respects, in accordance with applicable Laws, (ii) regarding the reliability of the Acquired Fund’s financial reporting and the preparation of financial statements in accordance with GAAP and (iii) that material receipts and expenditures of the Acquired Fund are being made in accordance with the authorization of the officers and directors (or their equivalent)

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of such entity. To the Acquired Fund’s knowledge, in the past five (5) years, there has been no Fraud, or claim or allegation of Fraud, by or against the named executive officers of the Acquired Fund relating to the operation of the Acquired Fund or the preparation of its financial statements.

(l) Since the end of the Acquired Fund’s most recent fiscal year on [ ], 20[ ], there has not been any change in the Acquired Fund’s financial condition, assets and liabilities or business that would be, individually or in the aggregate, materially adverse to the Acquired Fund, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness. For the purposes of this Section 4.1(l), a decline in net asset value per share of Acquired Fund Shares due to declines in market values of securities held by the Acquired Fund, the discharge of the Acquired Fund’s liabilities, or purchase or the redemption of the Acquired Fund’s shares by shareholders of the Acquired Fund shall not, in and of itself, constitute a material adverse change either individually or in the aggregate.

(m) The Acquired Fund does not have any liabilities or obligations, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due (collectively, the “Liabilities”) arising out of or related to its business, other than liabilities or obligations that (i) are expressly reflected or reserved against on the financial statements of the Acquired Fund, (ii) were incurred in the ordinary course of business consistent with past practice that do not arise from a breach of contract, tort, infringement or violation of Law, including the performance of any contract to which the Acquired Fund is a party as of the date hereof, (iii) individually and in the aggregate would not be materially adverse to the Acquired Fund, (iv) arise out of the termination of any contract in connection with the transaction contemplated by this Agreement, or (v) do not and will not materially impair the ability of the Acquired Fund to perform its obligations hereunder, or the ability of the Acquiring Fund to conduct the business from and after the Closing as it is currently or proposed to be conducted. Other than the Assumed Liabilities and any Liabilities of the Acquired Fund required to be paid by Aberdeen in accordance with Section 8.1(b), the Acquired Fund will use commercially reasonable efforts to discharge, or make provisions for, all of its known Liabilities before the Effective Time.

(n) At the Effective Time, all material federal, state, local and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by Law to have been filed by the Acquired Fund as of such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all material federal, state, local and other taxes shown as due or required to be shown as due on said returns, forms and reports shall have been paid or provision shall have been made for the payment thereof, and no such return is currently under material audit, and no material assessment has been asserted, in writing, with respect to such returns, which assessment has not been resolved.

(o) The Acquired Fund has elected to be treated as a “regulated investment company” under Subchapter M of the Code. For each taxable year since its election to be treated as such, including the taxable year ended on the Closing Date, the Acquired Fund has met the requirements of Subchapter M of the Code for qualification

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and treatment as a regulated investment company within the meaning of Section 851 of the Code and has been eligible to and has computed its federal income tax under Section 852 of the Code and expects to continue to meet such requirements at all times through the Closing Date. The Acquired Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply to the Acquired Fund.

(p) The Acquired Fund is in compliance in all material respects with applicable Treasury regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest. To the Acquired Fund’s knowledge, the Acquired Fund has complied in all material respects with applicable requirements for collection and maintenance of IRS Forms W-9 and/or Forms W-8 and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld under applicable tax law and is not liable for any material penalties which could be imposed thereunder. The Acquired Fund is not under material audit by any federal, state or local taxing authority, and there are no actual or proposed material tax deficiencies with respect to the Acquired Fund that have been presented to the Acquired Fund in writing.

(q) All of the issued and outstanding shares of the Acquired Fund will, at the time of Closing, be held by the persons and in the amounts set forth in the records of the Transfer Agent, on behalf of the Acquired Fund, as provided in Section 3.3. The Acquired Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquired Fund Shares, nor is there outstanding any security convertible into any of the Acquired Fund Shares.

(r) The Proxy Statement/Prospectus (as defined in Section 5.6), insofar as it relates to information provided by the Acquired Fund for the use therein, will, as of the effective time of the Acquiring Fund’s registration statement on Form N-14 (the “Registration Statement”) in which it is included and any time prior to the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which such statements were made, not misleading and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder; provided, however, that the representations and warranties of this subsection (s) shall not apply to statements in or omissions from the Proxy Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquiring Fund for use therein.

(s) To the knowledge of the Acquired Fund, there are no brokers or finders entitled to receive any payments from, in connection with this Agreement and the transactions contemplated herein.

(t) The Acquired Fund satisfies the fund governance standards set forth in Rule 0-1(a)(7)(ii), (iii), (v), (vi) and (vii) under the 1940 Act.

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4.2. Representations and Warranties of the Acquiring Fund. Except as (i) has been fully disclosed to the Acquired Fund as of the date hereof in a written instrument executed by an officer of the Acquiring Fund (such written instrument, the “Acquiring Fund Disclosures”), or (ii) has been disclosed in any material forms, documents or reports (including any amendments thereto and any exhibits or other documents incorporated by reference therein), other than any disclosures set forth under the heading “Risk Factors” and any disclosures that are forward looking in nature, filed or furnished by the Acquiring Fund prior to the date of this Agreement with the United States Securities and Exchange Commission, Acquiring Fund represents and warrants to the Acquired Fund as follows:

(a) The Acquiring Fund is an unincorporated voluntary association (commonly known as a “Massachusetts business trust”) organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts with power under its Agreement and Declaration of Trust and By-laws, each as amended from time-to-time, to own all of its properties and assets and to carry on its business as it is presently conducted. The Acquiring Fund is duly qualified or licensed to do business and is in good standing in every jurisdiction where its business so requires, except for such failures to be so qualified or licensed as would not, individually or in the aggregate, reasonably be expected to be material to the Acquiring Fund.

(b) The Acquiring Fund is registered with the Commission as a closed-end management investment company under the 1940 Act, and such registration has not been revoked or rescinded and is in full force and effect. The Acquiring Fund Shares have been registered and sold in compliance with the 1933 Act.

(c) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Acquiring Fund have been duly authorized by all necessary action on the part of the Acquiring Fund.

(d) Assuming the due authorization, execution and delivery of this Agreement by the Acquired Fund, this Agreement constitutes the valid and binding obligation of the Acquiring Fund, enforceable against the Acquiring Fund in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as to enforceability, Laws governing specific performance, injunctive relief and other equitable remedies.

(e) No consent, approval, authorization, or order of any court or governmental or similar authority is required for the consummation by the Acquiring Fund of the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act and such as may be required under state securities Laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(f) The shareholder reports, of the Acquiring Fund and each prospectus and statement of additional information of the Acquiring Fund used during the three year period prior to the date of this Agreement conform or conformed at the time of their use, in each case, in all material respects to the applicable requirements of the 1933 Act, the

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1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not or did not at the time of their use include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

(g) Assuming all requisite filings and approvals contemplated hereby are made or obtained and remain in full force and effect, the execution, delivery and performance of this Agreement will not result, in: (i) a violation of Laws applicable to the Acquiring Fund, (ii) a conflict with or violation of its Declaration of Trust and By-laws, each as amended from time to time, (iii) conflict with any material agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which it is bound, (iii) the acceleration of any obligation, or the imposition of any penalty, under any agreement, indenture, instrument, contract, lease, judgment or decree to which the Acquiring Fund is a party or by which it is bound, or (iv) the requirement to obtain any governmental authorization or make any filing with or provide any notice to any Governmental Authority or provide any notice to, or obtain any approval, consent or waiver of, any other person, except, solely with respect to clauses (i), (iii), (iv) and (v) where such breach or default or failure to notify or obtain approval, consent or waiver would not reasonably be expected to have a material adverse impact on the Acquired Fund or would not adversely impact its ability to consummate or materially delay the transactions contemplated by this Agreement.

(h) Except as otherwise disclosed to and accepted by the Acquiring Fund in writing, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or, to the Acquired Fund’s knowledge, threatened against the Acquired Fund or any of the Acquired Fund’s properties or assets that, if adversely determined, is reasonably likely to materially and adversely affect the Acquired Fund’s financial condition or the conduct of its business. The Acquired Fund knows of no facts which are reasonably likely to form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects the Acquired Fund’s business or its ability to consummate the transactions herein contemplated.

(i) The financial statements and financial highlights of the Acquiring Fund at, as of and for its most recently completed fiscal year ended [●], 20[ ], have been audited by [●], independent registered public accounting firm to the Acquiring Fund, and have been prepared in all material respects in accordance with GAAP consistently applied, and such statements (copies of which have been furnished to the Acquired Fund) present fairly, in all material respects, the financial position, results of operations, and changes in net assets of the Acquiring Fund as of such date and for the period then ended, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on the statement of assets and liabilities (including the notes thereto) in accordance with GAAP as of such date not disclosed therein. The Acquiring Fund has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) that its business is operated, in all material respects, in accordance with

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applicable Laws, (ii) regarding the reliability of the Acquiring Fund’s financial reporting and the preparation of financial statements in accordance with GAAP and (iii) that material receipts and expenditures of the Acquiring Fund are being made in accordance with the authorization of the officers and directors (or their equivalent) of such entity. To the Acquiring Fund’s knowledge, in the past five (5) years there has been no Fraud, or claim or allegation of Fraud, by or against the named executive officers of the Acquiring Fund relating to the operation of the Acquiring Fund or the preparation of its financial statements.

(j) Since the end of the Acquired Fund’s most recent fiscal year on [●], 2025, there has not been any change in the Acquiring Fund’s financial condition, assets and liabilities (on a consolidated basis) or business that would be, individually or in the aggregate, materially adverse to the Acquiring Fund, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness. For the purposes of this Section 4.2(j), a decline in net asset value per share of Acquiring Fund Shares due to declines in market values of securities held by the Acquiring Fund, the discharge of the Acquiring Fund’s liabilities, or purchase or the redemption of the Acquiring Fund’s shares by shareholders of the Acquiring Fund shall not, in and of itself, constitute a material adverse change either individually or in the aggregate (provided, any change, event, occurrence or fact underlying such decline in market values of the securities may be taken into account in determining where a material adverse change has occurred).

(k) To the Acquiring Fund’s knowledge, the Acquiring Fund does not have any Liabilities arising out of or related to its business, other than liabilities that (i) are expressly reflected or reserved against on the financial statements of the Acquiring Fund, (ii) were incurred in the ordinary course of business consistent with past practice, that do not arise from a breach of contract, tort, infringement or violation of Law, (iii) individually and in the aggregate would not be materially adverse to the Acquiring Fund, (iv) arise out of the termination of any contract in connection with the transaction contemplated by this Agreement, or (v) do not and will not materially impair the ability of the Acquiring Fund to perform its obligations hereunder, or the ability of the Acquiring Fund to conduct the business from and after the Closing as it is currently or proposed to be conducted.

(l) At the Effective Time, all material federal, state, local and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by Law to have been filed by the Acquiring Fund as of such date (including any extensions, if any) shall have been filed and are or will be correct in all material respects, and all material federal, state, local and other taxes shown as due or required to be shown as due on said returns, forms and reports shall have been paid or provision shall have been made for the payment thereof, and no such return is currently under material audit, and no material assessment has been asserted, in writing, with respect to such returns, which assessment has not been resolved.

(m) The Acquiring Fund has elected to be treated as a “regulated investment company” under Subchapter M of the Code. For each taxable year since its election to be treated as such, including the taxable year ended on the Closing Date, the Acquiring Fund has met the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company within the meaning of Section 851 of

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the Code, and has been eligible to and has computed its federal income tax under Section 852 of the Code and expects to continue to meet such requirements at all times through the Closing Date. The Acquiring Fund has no earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply to the Acquiring Fund.

(n) The Acquiring Fund is in compliance in all material respects with applicable Treasury regulations pertaining to the reporting of dividends and other distributions on and redemptions of its common shares of beneficial interest. To the Acquiring Fund’s knowledge, the Acquiring Fund has complied in all material respects with applicable requirements for collection and maintenance of IRS Forms W-9 and/or Forms W-8 and has withheld in respect of dividends and other distributions and paid to the proper taxing authorities all taxes required to be withheld under applicable tax law and is not liable for any material penalties which could be imposed thereunder.

(o) The Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the account of the Acquired Fund Shareholders, pursuant to the terms of this Agreement, will at the Effective Time have been duly authorized and, when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, will be fully paid and non-assessable by the Acquiring Fund and will have been issued in compliance in all material respects with applicable registration requirements and applicable securities Laws. The Acquiring Fund does not have outstanding any options, warrants or other rights to subscribe for or purchase any of the Acquiring Fund Shares, nor is there outstanding any security convertible into any of the Acquiring Fund Shares.

(p) The Proxy Statement/Prospectus (as defined in Section 5.6), insofar as it relates to the Acquiring Fund, will, as of the effective time of the Registration Statement in which it is included and any time prior to the Effective Time: (i) not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which such statements were made, not misleading and (ii) comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations of the Commission thereunder; provided, however, that the representations and warranties of this subsection (q) shall not apply to statements in or omissions from the Proxy Statement/Prospectus made in reliance upon and in conformity with information that was furnished by the Acquired Fund for use therein.

(q) To the knowledge of the Acquiring Fund, there are no brokers or finders entitled to receive any payments from, in connection with this Agreement and the transactions contemplated herein.

(r) The Acquired Fund satisfies the fund governance standards set forth in Rule 0-1(a)(7)(ii), (iii), (v), (vi) and (vii) under the 1940 Act.

4.3 Representations and Warranties of MFS. MFS, on behalf of itself, represents and warrants the following as of the date hereof and agrees to confirm the

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continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a) MFS has power to carry out its obligations under this Agreement.

(b) Subject to the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of MFS with respect to Sections 8.2 and 11, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

(c) As of the Closing Date, the Acquiring Fund’s registration statement on Form N-14, including the documents contained or incorporated therein by reference, insofar as it relates to MFS, does not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statements were made, not misleading.

4.4 Representations and Warranties of Aberdeen. Aberdeen, on behalf of itself, represents and warrants the following as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a) Aberdeen has power to carry out its obligations under this Agreement.

(b) Subject to the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes the valid and binding obligation of Aberdeen with respect to Sections 8.2 and 11, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and other equitable principles.

5.	COVENANTS AND AGREEMENTS

5.1. Conduct of Business. Except as otherwise expressly contemplated by this Agreement, the Acquiring Fund and the Acquired Fund each will operate its business in the ordinary course consistent with prior practice between the date hereof and the Effective Time, it being understood that such ordinary course of business will include the declaration and payment of customary dividends and distributions, and any other distribution that may be advisable. Notwithstanding the forgoing, the Acquired Fund will manage its portfolio with the same approximate level of trading and turnover consistent with past practice, except (1) as set forth in the Proxy Statement/Prospectus or (2) to the extent agreed in advance in writing with the Acquiring Fund.

5.2. No Distribution of Acquiring Fund Shares. The Acquired Fund covenants that the Acquiring Fund Shares to be issued hereunder are not being acquired for the purpose of making any distribution thereof, other than in connection with the Reorganization and in accordance with the terms of this Agreement.

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5.3. Information. The Acquired Fund will assist the Acquiring Fund in obtaining such information as the Acquiring Fund reasonably requests concerning the beneficial ownership of the Acquired Fund Shares. Additionally, each party shall deliver to the other such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of Assets, assumption of liabilities and liquidation contemplated herein.

5.4. Other Necessary Action. Subject to the provisions of this Agreement, the Acquiring Fund and the Acquired Fund will each take, or cause to be taken, all action, and do or cause to be done all things, reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including any actions required to be taken after the Closing.

5.5. Shareholder Meeting.

Unless this Agreement has been terminated in accordance with its terms, the Acquired Fund shall call and hold a meeting of its shareholders to consider and act upon this Agreement and to take such other action under applicable federal and state law to obtain approval of the transactions contemplated herein (“Acquired Fund Shareholder Approval”). Unless this Agreement has been terminated in accordance with its terms, the Acquiring Fund has called or shall call and hold a meeting of its shareholders to consider and act upon and to take such other action under applicable federal and state law to obtain approval of the issuance of Acquiring Fund shares in connection with the Reorganization (“Acquiring Fund Shareholder Approval”). The Acquired Fund and the Acquiring Fund shall use commercially reasonable efforts to hold the respective shareholder meetings as soon as advisable after the date of the effectiveness of the Registration Statement and the Acquiring Fund proxy statement.

5.6. Registration Statement and Proxy Statement/Prospectus.

(a) The Acquired Fund and the Acquiring Fund will mutually cooperate, using reasonable best efforts, to expeditiously prepare the Registration Statement, including the proxy statement/prospectus to be prepared by the Acquiring Fund to be included in the Registration Statement (the “Proxy Statement/Prospectus”), and have it declared effective by the SEC as soon as reasonably practicable. The Acquiring Fund and the Acquired Fund shall reasonably cooperate with any review of financial information and financial statements that is reasonably required in connection with the preparation and filing of the Registration Statement, including the issuance of any consents. The Registration Statement (including the Proxy Statement/Prospectus) shall comply in all material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

(b) The Acquired Fund and the Acquiring Fund will mutually cooperate, using reasonable best efforts, to expeditiously prepare a proxy statement in connection with the approval of the issuance of additional Acquiring Fund shares in connection with this Agreement. The aforementioned proxy statement shall comply in all

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material respects with the applicable provisions of Section 14(a) of the 1934 Act and Section 20(a) of the 1940 Act, and the rules and regulations, respectively, thereunder.

(c) To the extent the Acquired Fund has not provided the Acquiring Fund with information regarding the Acquired Fund, and the Acquiring Fund has not provided the Acquired Fund with information regarding the Acquiring Fund, reasonably necessary for the preparation by the Acquiring Fund of the Registration Statement in compliance with the 1933 Act, the 1934 Act and the 1940 Act, each party shall provide the materials and information necessary to prepare the Registration Statement.

(d) If at any time prior to the Closing, the Acquired Fund or the Acquiring Fund becomes aware of any untrue statement of material fact or omission to state a material fact required to be stated therein or necessary to make the statements made not misleading in light of the circumstances under which they were made, the party discovering the item will notify the other party and the parties will cooperate in promptly preparing, filing and clearing with the Commission and, if appropriate, distributing to shareholders appropriate disclosure with respect to the item.

5.7. Liquidating Distribution. As soon as is reasonably practicable after receipt from the Acquiring Fund, the Acquired Fund will make a liquidating distribution to the Acquired Fund Shareholders consisting of the Acquiring Fund Shares and cash in lieu of fractional shares to the extent applicable.

5.8. Efforts. The Acquiring Fund and the Acquired Fund shall each use their reasonable best efforts to fulfill or cause the fulfillment of the conditions precedent set forth in Section 6 of this Agreement to effect the transactions contemplated by this Agreement as promptly as reasonably practicable; provided that neither the Acquiring Fund nor the Acquired Fund shall be obligated to waive any such condition precedent.

5.9. Other Instruments. Each of the Acquired Fund and the Acquiring Fund covenants that it will, from time to time as and when reasonably requested by the other party, execute and deliver or cause to be executed and delivered all such assignments and other instruments, and will take or cause to be taken such further action as the other party may reasonably deem necessary or desirable in order to vest in and confirm: (a) to the Acquired Fund, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and (b) to the Acquiring Fund, title to and possession of all the Assets and Assumed Liabilities and otherwise to carry out the intent and purpose of this Agreement.

5.10. Regulatory Approvals. The Acquiring Fund will use commercially reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1934 Act, the 1940 Act and such of the state blue sky or securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as may be necessary in order to continue its operations after the Effective Time.

5.11. Final Tax Distribution. To the extent necessary to avoid an entity-level income or excise tax, the Acquired Fund will declare one or more dividends payable prior to the time of Closing to its shareholders.

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5.12. Supplemental Listing Application. The Acquiring Fund shall file a Supplemental Listing Application with the NYSE for the authorization of the listing of the number of additional Acquiring Fund Shares to be exchanged in the Reorganization as set forth in Section 1.4 of this Agreement.

6.	CONDITIONS PRECEDENT

6.1. Conditions Precedent to Obligations of Acquired Fund. The obligations of the Acquired Fund to complete the transactions provided for herein shall be subject to satisfaction of the following conditions:

(a) The representations and warranties in Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(r) shall be true and correct in all respects as of the date hereof and as of the Closing Date (other than any such representation and warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date).

(b) The Acquiring Fund shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by the Acquiring Fund, at or before the Closing Date.

(c) The Acquiring Fund shall have delivered to the Acquired Fund a certificate executed in the name of the Acquiring Fund by an authorized officer dated as of the Closing Date certifying the fulfillment of the conditions set forth in Section 6.1(a) and Section 6.1(b).

(d) Certified copies of the resolutions evidencing the approval of the Agreement and the transactions contemplated herein by the Acquiring Fund Board shall have been delivered to the Acquired Fund.

(e) The Acquired Fund shall have received on the Closing Date the opinion of Ropes & Gray LLP, counsel to the Acquiring Fund (which may reasonably rely as to matters governed by the laws of the Commonwealth of Massachusetts on an opinion of Massachusetts counsel and/or certificates of officers or Trustees of the Acquiring Fund) dated as of the Closing Date, covering the following points:

(i) the Acquiring Fund is a Massachusetts business trust validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the power to own all of its properties and assets and to carry on its business including as a registered investment company, and the Acquiring Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted;

(ii) the Agreement has been duly authorized, executed and delivered by the Acquiring Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquired Fund, is a valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Fund in accordance with

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its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

(iii) the Acquiring Fund Shares to be issued to the Acquired Fund Shareholders as provided by this Agreement are duly authorized, and upon such delivery will be validly issued and outstanding, and are fully paid and non-assessable by the Acquiring Fund, and no shareholder of the Acquiring Fund has any preemptive rights to subscription or purchase in respect thereof;

(iv) the execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquiring Fund’s Declaration of Trust and Bylaws, each as amended from time-to-time, or a material violation of any provision of any material agreement (known to such counsel) to which the Acquiring Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to the Acquired Fund, judgment or decree to which the Acquiring Fund is a party or by which it is bound;

(v) to the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority of the United States or the Commonwealth of Massachusetts is required to be obtained by the Acquiring Fund in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and such as may be required under state securities or blue sky laws (other than those of the Commonwealth of Massachusetts);

(vi) the Acquiring Fund is a registered investment company classified as a management company of the closed-end type under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect; and

(vii) to the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any Governmental Authority is presently pending or threatened as to the Acquiring Fund or any of its properties or assets and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business.

6.2. Conditions Precedent to Obligations of Acquiring Fund. The obligations of the Acquiring Fund to complete the transactions provided for herein shall be subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Acquired Fund (other than representations and warranties in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(t)) shall be true and correct in all material respects as of the date hereof and as of the Closing Date

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(other than any such representation or warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date) without giving effect to any “materiality” qualification or exception contained therein. The representations and warranties in Sections 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(t) shall be true and correct in all respects as of the date hereof and as of the Closing Date (other than any such representation and warranty that speaks only as of the date hereof or any other specific date, in which case such representation or warranty must have been true and correct in all respects as of such date).

(b) The Acquired Fund shall have performed in all material respects all of the covenants and complied in all material respects with all of the provisions required by this Agreement to be performed or complied with by the Acquired Fund, at or before the Closing Date.

(c) As of the Closing Date, the assets of the Acquired Fund to be acquired by the Acquiring Fund will include no assets which the Acquiring Fund identifies to the Acquired Fund as being unsuitable for the Acquiring Fund to acquire by reason of limitations in the Acquiring Fund Declaration of Trust and Acquiring Fund Bylaws, or of investment restrictions disclosed in the Registration Statement or the Proxy Statement/Prospectus in effect at the Effective Time.

(d) The Acquired Fund shall have delivered to the Acquiring Fund a certificate executed in the name of the Acquired Fund by an authorized officer, dated as of the Closing Date certifying the fulfillment of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(e) Certified copies of the resolutions evidencing the approval of the Agreement and the transactions contemplated herein by the Acquired Fund Board shall have been delivered to the Acquiring Fund.

(f) [The Acquired Fund shall have furnished to the Acquiring Fund a statement of the Acquired Fund’s Assets and liabilities, with values determined as provided in Section 2 of this Agreement, together with a list of investments as included in the schedule of investments audited by [ ] for the fiscal year ended [ ], 20[ ] (the “Investments”) and such Investments’ respective tax costs, all as of the Effective Time, provided confirmation that there has been no material adverse change in the financial position of the Acquired Fund since [ ], 20[ ], other than changes in the Investments and other Assets since that date or changes in the market value of the Investments and other Assets of the Acquired Fund, or changes due to dividends paid or losses from operations.

(g) The Acquired Fund’s transfer agent shall have provided to the Acquiring Fund (i) the originals or true copies of all of the records of the Acquired Fund in the possession of such transfer agent as of the Closing Date, (ii) a certificate setting forth the number of common shares of the Acquired Fund outstanding as of the Valuation Time, and (iii) the name and address of each holder of record of any common shares of the Acquired Fund and the number of common shares held of record by each such shareholder.]

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(h) The Acquiring Fund shall have received on the Closing Date the opinion of [ ], counsel to the Acquired Fund (which may reasonably rely on certificates of officers of the Acquired Fund) dated as of the Closing Date, covering the following points:

(i) The Acquired Fund is a Massachusetts business trust validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has the power to own all of its properties and assets and to carry on its business as so described in the Proxy Statement/Prospectus, including as a registered investment company, and the Acquired Fund has all necessary federal, state and local authorizations to carry on its business as now being conducted and as so described in the Proxy Statement/Prospectus;

(ii) The Agreement has been duly authorized, executed and delivered by the Acquired Fund and, assuming due authorization, execution and delivery of the Agreement by the Acquiring Fund is a valid and binding obligation of the Acquired Fund enforceable against the Acquired Fund in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and to general equity principles;

(iii) The execution and delivery of the Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of the Acquired Fund’s Declaration of Trust and Bylaws, each as amended from time-to-time, or a material violation of any provision of any material agreement (known to such counsel) to which the Acquired Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement not disclosed to the Acquiring Fund, judgment or decree to which the Acquired Fund is a party or by which it is bound;

(iv) To the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority of the United States or the Commonwealth of Massachusetts is required to be obtained by the Acquired Fund in order to consummate the transactions contemplated herein, except such as have been obtained under the 1933 Act, the 1934 Act and the 1940 Act, and such as may be required under state securities or blue sky laws;

(v) The Acquired Fund is a registered investment company classified as a management company of the closed-end type under the 1940 Act, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect;

(vi) The outstanding shares of the Acquired Fund have been registered under the 1933 Act; and

(vii) To the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental

22

body is presently pending or threatened as to the Acquired Fund or any of its properties or assets and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any Governmental Authority which materially and adversely affects its business.

6.3. Other Conditions Precedent. If any of the conditions set forth in this Section 6.3 have not been satisfied on or before the Effective Time, the Acquired Fund or the Acquiring Fund shall, at its option, not be required to consummate the transactions contemplated by this Agreement:

(a) The Agreement and the transactions contemplated herein shall have been approved by the Acquired Fund Board, and the Acquiring Fund Board, and shall have received the Acquired Fund Shareholder Approval, and certified copies of the resolutions of the Acquired Fund Board shall have been delivered to the Acquiring Fund.

(b) The issuance of the Acquiring Fund Shares has been approved by shareholders of the Acquiring Fund.

(c) The Registration Statement of the Acquiring Fund shall have become effective under the 1933 Act, and no stop orders suspending the effectiveness thereof shall have been issued.

(d) On the Closing Date, the Commission shall not have issued an unfavorable report under Section 25(b) of the 1940 Act or instituted any proceeding seeking to enjoin the consummation of the Reorganization contemplated by this Agreement under Section 25(c) of the 1940 Act.

(e) At the Effective Time, no action, suit or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or make illegal, this Agreement or the transactions contemplated herein.

(f) [All consents, orders and permits of Federal, state and local regulatory authorities or other third parties set forth on Schedule A hereto shall have been obtained.]

(g) State Street shall have delivered such certificates or other documents as set forth in Section 3.3.

(h) The Transfer Agent shall have delivered a certificate of its authorized officer as set forth in Section 3.4.

(i) The Acquiring Fund shall have issued and delivered to the Secretary of the Acquired Fund the confirmation as set forth in paragraph 3.4.

(j) The NYSE shall have authorized the listing of the number of additional Acquiring Fund Shares exchanged in the Reorganization as set forth in Section 1.1.

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(k) The parties hereto shall have received the opinion of the law firm of Ropes & Gray LLP (based on certain facts, assumptions and representations and which opinion will be subject to certain qualifications), as of the Closing Date, addressed to the Acquiring Fund and the Acquired Fund, substantially to the effect that, based upon certain facts, assumptions, representations and the existing provisions of the Code, Treasury regulations promulgated thereunder, current administrative rules, and court decisions, the Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code. In rendering the opinion, Ropes & Gray LLP may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants from the parties. The delivery of such opinion is conditioned upon receipt by tax counsel of representations it shall request of [ ], on behalf of the Acquiring Fund, and [ ], on behalf of the Acquired Fund. Notwithstanding anything herein to the contrary, neither the Acquiring Fund nor the Acquired Fund may waive the conditions set forth in this Section [6.3(k)].

7.	SURVIVAL

7.1. Survival. No representations, warranties, covenants and agreements of either Acquiring Fund or Acquired Fund will survive beyond the Closing Date, except that any covenant or agreement contained in this Agreement which by its terms is to be performed following the Closing shall in respect of performance after Closing survive in accordance with its terms and then terminate. All representations and warranties set forth in this Agreement are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Notwithstanding the foregoing or anything in this Agreement to the contrary, nothing in this Agreement shall limit any rights that may be available to either Acquiring Fund or Acquired Fund in respect of a claim for Fraud. For the purposes of this Agreement, “Fraud” means Massachusetts common law fraud by the Acquired Fund and Acquiring Fund, as applicable, with respect to the representations made by either party, as applicable, in Section 4 of this Agreement, any other transaction document, or any certificate furnished hereunder or thereunder. For the avoidance of doubt, nothing set forth herein shall limit the rights of MFS and Aberdeen in any other agreement between such parties.

7.2. Liability of the Acquired Fund and Indemnification. The parties understand and agree that the obligations of the Acquired Fund under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of or adviser to the Acquired Fund personally, but bind only the Acquired Fund’s property. Moreover, all persons shall look only to the assets of the Acquired Fund to satisfy the obligations of the Acquired Fund hereunder. The parties represent that they each have notice of the provisions of the Declaration of Trust of the Acquired Fund disclaiming such shareholder and trustee liability for acts or obligations of the Acquired Fund. The Acquired Fund shall indemnify and hold harmless, out of its assets, the Acquiring Fund and the trustees and officers of the Acquiring Fund (for purposes of this Section 7.2, the “Indemnified Parties”) against any and all expenses, losses, claims, damages and liabilities at any time imposed upon or reasonably incurred by any one or more of the Indemnified Parties in connection with, arising out of, or resulting from any claim, action, suit or proceeding in which any one or more of the Indemnified Parties may be involved or with

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which any one or more of the Indemnified Parties may be threatened by reason of any untrue statement or alleged untrue statement of a material fact relating to the Acquired Fund contained in this Agreement, the Proxy Statement/Prospectus or the Proxy Statement or any amendment or supplement to any of the foregoing, or arising out of or based upon the omission or alleged omission to state in any of the foregoing a material fact relating to the Acquired Fund required to be stated therein or necessary to make the statements relating to the Acquired Fund therein not misleading, including, without limitation, any amounts paid by any one or more of the Indemnified Parties in a reasonable compromise or settlement of any such claim, action, suit or proceeding, or threatened claim, action, suit or proceeding made with the consent of the Acquired Fund. The Indemnified Parties will notify the Acquired Fund in writing within ten days after the receipt by any one or more of the Indemnified Parties of any notice of legal process or any suit brought against or claim made against such Indemnified Party as to any matters covered by this Section 7.2. The Acquired Fund shall be entitled to participate at its own expense in the defense of any claim, action, suit or proceeding covered by this Section 7.2, or, if it so elects, to assume at its expense by counsel satisfactory to the Indemnified Parties the defense of any such claim, action, suit or proceeding, and if the Acquired Fund elects to assume such defense, the Indemnified Parties shall be entitled to participate in the defense of any such claim, action, suit or proceeding at their expense. An Acquired Fund’s obligation under this Section 7.2 to indemnify and hold harmless the Indemnified Parties shall constitute a guarantee of payment so that the Acquired Fund will pay in the first instance any expenses, losses, claims, damages and liabilities required to be paid by it under this Section 7.2 without the necessity of the Indemnified Parties’ first paying the same.

7.3. Liability of the Acquiring Fund and Indemnification. The parties understand and agree that the obligations of the Acquiring Fund under this Agreement shall not be binding upon any trustee, shareholder, nominee, officer, agent or employee of or adviser to the Acquiring Fund personally, but bind only the Acquiring Fund’s property. Moreover, all persons shall look only to the assets of the Acquiring Fund to satisfy the obligations of the Acquiring Fund hereunder. The parties represent that they each have notice of the provisions of the Declaration of Trust of the Acquiring Fund disclaiming such shareholder and trustee liability for acts or obligations of the Acquiring Fund. The Acquiring Fund shall indemnify and hold harmless, out of the assets of the Acquiring Fund but no other assets, the Acquired Fund and the trustees and officers of the Acquired Fund (for purposes of this Section 7.3, the “Indemnified Parties”) against any and all expenses, losses, claims, damages and liabilities at any time imposed upon or reasonably incurred by any one or more of the Indemnified Parties in connection with, arising out of, or resulting from any claim, action, suit or proceeding in which any one or more of the Indemnified Parties may be involved or with which any one or more of the Indemnified Parties may be threatened by reason of any untrue statement or alleged untrue statement of a material fact relating to the Acquiring Fund contained in this Agreement, Proxy Statement/Prospectus or the Proxy Statement or any amendment or supplement to any thereof, or arising out of, or based upon, the omission or alleged omission to state in any of the foregoing a material fact relating to the Acquiring Fund required to be stated therein or necessary to make the statements relating to the Acquiring Fund therein not misleading, including, without limitation, any amounts paid by any one or more of the Indemnified Parties in a reasonable compromise or settlement of any such claim, action, suit or proceeding, or threatened

25

claim, action, suit or proceeding made with the consent of the Acquiring Fund. The Indemnified Parties will notify the Acquiring Fund in writing within ten days after the receipt by any one or more of the Indemnified Parties of any notice of legal process or any suit brought against or claim made against such Indemnified Party as to any matters covered by this Section 7.3. The Acquiring Fund shall be entitled to participate at its own expense in the defense of any claim, action, suit or proceeding covered by this Section 7.3, or, if it so elects, to assume at its expense by counsel satisfactory to the Indemnified Parties the defense of any such claim, action, suit or proceeding, and, if the Acquiring Fund elects to assume such defense, the Indemnified Parties shall be entitled to participate in the defense of any such claim, action, suit or proceeding at their own expense. The Acquiring Fund’s obligation under this Section 7.3 to indemnify and hold harmless the Indemnified Parties shall constitute a guarantee of payment so that the Acquiring Fund will pay in the first instance any expenses, losses, claims, damages and liabilities required to be paid by it under this Section 7.3 without the necessity of the Indemnified Parties’ first paying the same.

8.	BROKERAGE FEES AND EXPENSES

8.1. No Broker or Finder Fees. The Acquiring Fund and the Acquired Fund represent and warrant to each other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

8.2. Expenses of Reorganization. All fees and expenses incurred directly in connection with the consummation of the Reorganization and the transactions contemplated by this Agreement will be borne by Aberdeen, the proposed new investment adviser to the Acquiring Fund, and/or MFS as agreed between them in writing, without regard to whether the Reorganization is consummated. Notwithstanding the foregoing, to the extent there are any transaction costs (including brokerage commissions, transaction charges and related fees) associated with the sales and purchases made in connection with the Reorganization, these will be borne by the Acquired Fund with respect to the portfolio transitioning conducted before the Reorganization and borne by the Acquiring Fund with respect to the portfolio transitioning conducted after the Reorganization. Notwithstanding anything to the contrary, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a “regulated investment company” within the meaning of Section 851 of the Code or would prevent the Reorganization from qualifying as a “reorganization” under Section 368(a)(1) of the Code.

9.	AMENDMENTS AND TERMINATION

9.1. Amendments. This Agreement may be amended, modified or supplemented in a signed writing in such manner as may be deemed necessary or advisable by the authorized officers of each of the Acquired Fund and the Acquiring Fund, subject to the authorization of each such Fund’s Board of Trustees; provided, however, that following a meeting of the shareholders of the Acquired Fund called by the Acquired Fund Board pursuant to Section 5.5, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to the

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Acquired Fund Shareholders under this Agreement to the detriment of the shareholders of the Acquired Fund without the approval of the Acquired Fund Board and the Acquiring Fund Board and the Acquired Fund Shareholders and, provided, further, that the officers of the Acquired Fund and the Acquiring Fund may change the Effective Time and Closing Date through an agreement in writing without additional specific authorization by their respective Board of Trustees.

9.2. Termination.

(a) This Agreement may be terminated with respect to the Acquired Fund and the transactions contemplated hereby may be abandoned by mutual written agreement of the Boards of Trustees on behalf of each of the Acquiring Fund and the Acquired Fund, at any time prior to the Closing.

(b) Either the Acquiring Fund or the Acquired Fund may at its option terminate this Agreement by written notice to the other party at or before the Closing due to: (i) a breach by the other of any representation, warranty, or agreement contained herein to be performed at or before the Closing (so long as the terminating party is not then in material breach of any of its representations, warranties or covenants, contained in this Agreement unless such breach was primarily or principally caused by the other party’s breach of any of its representations, warranties or covenants contained in this Agreement), if not cured within 30 days after being provided notice of such breach by the non-breaching party, (ii) the failure of a condition set forth in Sections 6.1, 6.2 or 6.3, and is not cured by the applicable party within 30 days after being provided written notice of such failure, unless such condition is waived by the applicable party or parties (if applicable); (iii) if the Closing does not occur on or prior to December 31, 2026; or (iv) if any injunction, restraining order, or order of any nature by any court of competent jurisdiction or any other Governmental Authority restraining, enjoining, or otherwise prohibiting the Reorganization shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 9.2(b) shall not be available to a party that has materially breached any of its representations, warranties, covenants or other agreements contained herein so as to have caused the relevant Governmental Authority to enact, issue, promulgate or enter any such Law or judgment or other non-appealable action, including any breach by the party of its obligations under Section 5.6(a) unless such breach was primarily or principally caused by the other party’s breach of any of its representatives, warranties or covenants contained in this Agreement.

(c) Notwithstanding the foregoing, if the Purchase Agreement is validly terminated with respect to the Acquired Fund, the Acquiring Fund shall be entitled to terminate this Agreement by providing written notice to the Acquired Fund, and if the Purchase Agreement is validly terminated with respect to the Acquiring Fund, the Acquired Fund shall be entitled to terminate this Agreement by providing written notice to the Acquiring Fund.

(d) In the event of any such termination, in the absence of any Fraud or willful breach of this Agreement, there shall be no liability for damages on the part of any

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of the Acquiring Fund, the Acquired Fund or their respective Trustees or officers, to the other party or its Trustees or officers.

10.	NOTICES

Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by facsimile, electronic delivery (i.e., e-mail) (provided that no bounce-back or delivery failure notice is received), personal service or prepaid or certified mail addressed as follows:

If to the Acquired Fund:

[●]

With copies (which shall not constitute notice) to:

[●]

If to the Acquiring Fund:

[●]

With copies (which shall not constitute notice) to:

[●]

11.	PUBLICITY

11.1. Any public announcements or similar publicity with respect to this Agreement or the transactions contemplated herein, including for the avoidance of doubt any transactions relating to the Purchase Agreement, will be made at such time and in such manner as the Acquired Fund, the Acquiring Fund, MFS and Aberdeen mutually shall agree, provided that nothing herein shall prevent any party from making such public announcements as may be required by law, in which case the party issuing such statement or communication shall advise the other party prior to such issuance.

12.	MISCELLANEOUS

12.1. Entire Agreement. This Agreement (including the Acquired Fund Disclosures, any other schedules and exhibits hereto), and other documents and instruments referred to in this Agreement that are to be delivered at the Closing, shall constitute the entire understanding and agreement between the Acquired Fund and the Acquiring Fund and supersede any prior understandings, agreements or representations by or between the Acquired Fund and the Acquiring Fund, written or oral, with respect to the subject matter thereof.

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12.2. Headings. The table of contents and the headings of Sections, subsections, paragraphs, schedules and any exhibits are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.

12.3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of laws.

12.4. Assignment; Successors. No party shall delegate its obligations under this Agreement without the prior written consent of the other party. No party shall assign or otherwise transfer its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party; provided, that Acquiring Fund may assign, by operation of law or otherwise, in whole or in part, any or all of its rights under this Agreement to one or more of its affiliates, provided, that no such assignment shall relieve any party of its obligations under this Agreement. Any purported assignment or delegation other than as permitted by the express terms of this Agreement shall be void and unenforceable. This Agreement shall bind and inure to the benefit of the parties hereto and their legal representatives and respective successors and permitted assigns.

12.5. Counterparts. This Agreement may be executed in counterparts (including by facsimile, portable document format, or other electronic transmission (e.g. by DocuSign)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Once each party hereto has executed a copy of this Agreement (including by facsimile, portable document format, or other electronic transmission (e.g. by DocuSign)) and delivered it to the other parties hereto, as applicable, this Agreement shall be considered fully executed and effective, notwithstanding that all parties have not executed the same copy. This Agreement shall not be challenged or denied legal effect on the basis of being executed by facsimile, portable document format, or other electronic transmission (e.g. by DocuSign).

12.6. Waiver. At any time before the Closing Date, any of the terms or conditions of this Agreement may be waived by either the Acquired Fund Board or the Acquiring Fund Board (whichever is entitled to the benefit thereof), if, in the judgment of such board after consultation with fund counsel, such action or waiver will not have a material adverse effect on the benefits intended in this Agreement to the shareholders of their respective fund, on behalf of which such action is taken.

12.7. Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorneys. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against any party because that party or its attorney drafted the provision.

12.8. No Admission. Nothing in this Agreement (including, for the avoidance of doubt, any Section of either the Acquiring Fund Disclosures or the Acquired Fund Disclosures (together, the “Fund Disclosures”)) shall be deemed an admission by either

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the Acquired Fund or the Acquiring Fund or any of their respective affiliates, in any proceeding involving any Governmental Authority or any other third party, that the Acquired Fund or the Acquiring Fund, respectively, or any such third party or any of their respective affiliates is or is not in breach or violation of, or in default in, the performance or compliance with any term or provisions of any contract, any Law, any governmental authorization, permit or intellectual property of any other person.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

[●]	[●]

By:	By:
Name: [●]	Name: [●]
Title: [●]	Title: [●]

[●], solely with respect to Sections 4.3, 8.2, and 11:

By:
Name: [●]
Title: [●]